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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

MAIN STREET & MAIN, INC.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

560345308

(Cusip Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☒ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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13G/A
CUSIP No. 560345308

1.	Name of Reporting Person: Shamrock Master Fund, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:*
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:* ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person:* PN

*  SEE INSTRUCTIONS BEFORE FILLING OUT

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13G/A
CUSIP No. 560345308

1.	Name of Reporting Person: Castle Fund I, L.P.		I.R.S. Identification Nos. of above persons (entities only): 75-2907100

2.	Check the Appropriate Box if a Member of a Group:*
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:* ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person:* PN

*  SEE INSTRUCTIONS BEFORE FILLING OUT

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13G/A
CUSIP No. 560345308

1.	Name of Reporting Person: Castle Fund II, L.P.		I.R.S. Identification Nos. of above persons (entities only): 75-2907101

2.	Check the Appropriate Box if a Member of a Group:*
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:* ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person:* PN

*  SEE INSTRUCTIONS BEFORE FILLING OUT

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13G/A
CUSIP No. 560345308

1.	Name of Reporting Person: Island Fund, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:*
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:* ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person:* PN

*  SEE INSTRUCTIONS BEFORE FILLING OUT

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13G/A
CUSIP No. 560345308

1.	Name of Reporting Person: Island Fund II, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:*
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:* ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person:* PN

*  SEE INSTRUCTIONS BEFORE FILLING OUT

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13G/A
CUSIP No. 560345308

1.	Name of Reporting Person: Clover Partners, L.P.		I.R.S. Identification Nos. of above persons (entities only): 75-2842611

2.	Check the Appropriate Box if a Member of a Group:*
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:* ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person:* PN

*  SEE INSTRUCTIONS BEFORE FILLING OUT

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13G/A
CUSIP No. 560345308

1.	Name of Reporting Person: Clover Investments, L.L.C.		I.R.S. Identification Nos. of above persons (entities only): 75-2842609

2.	Check the Appropriate Box if a Member of a Group:*
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:* ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person:* CO

*  SEE INSTRUCTIONS BEFORE FILLING OUT

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13G/A
CUSIP No. 560345308

1.	Name of Reporting Person: Michael C. Mewhinney		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:*
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: USA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:* ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person:* IN

*  SEE INSTRUCTIONS BEFORE FILLING OUT

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13G/A
CUSIP No. 560345308

1.	Name of Reporting Person: Samuel S. Moore		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:*
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: USA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:* ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person:* IN

*  SEE INSTRUCTIONS BEFORE FILLING OUT

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13G/A
CUSIP No. 560345308

1.	Name of Reporting Person: Thomas J. Donovan		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:*
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: USA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:* ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person:* IN

*  SEE INSTRUCTIONS BEFORE FILLING OUT

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AMENDEMENT 2 TO SCHEDULE 13G

     This Amendment 2 to Schedule 13G (the “Schedule 13G”) is being filed on behalf of Shamrock Master Fund, L.P., a British Virgin Islands limited partnership (“Shamrock”); Clover Fund I, L.P. and Clover Fund II, L.P., each a Texas limited partnership (the “Funds”), and Island Fund, Ltd. and Island Fund II, Ltd., each a British Virgin Islands exempted company, the general partners of Shamrock; Clover Partners, L.P., a Texas limited partnership and the general partner of the Funds (the “GP”); Clover Investments, L.L.C., a Texas limited liability company and the general partner of the GP (“Clover”); and Mr. Michael C. Mewhinney, Mr. Samuel S. Moore and Mr. Thomas J. Donovan, the principals of Clover, relating to shares of common stock of Main Street & Main, Inc., a Delaware corporation (the “Issuer”). This Schedule 13G relates to a disposition of shares of Common Stock of the Issuer.

Item 1(a) Name of Issuer.

Main Street & Main, Inc.

Item 1(b) Address of Issuer’s Principal Executive Offices.

5050 N. 40th Street, Suite 200 Phoenix, Arizona 85018

Item 2(a) Name of Person Filing.

This statement is filed on behalf of each one of the following persons (collectively, the “Reporting Persons”):

(i)	Shamrock Master Fund, L.P., a British Virgin Islands limited partnership;

(ii)	Castle Fund I, L.P., a Texas limited partnership;

(iii)	Castle Fund II, L.P., a Texas limited partnership;

(iv)	Island Fund, Ltd., a British Virgin Islands exempted company;

(v)	Island Fund II, Ltd., a British Virgin Islands exempted company;

(vi)	Clover Partners, L.P., a Texas limited partnership;

(vii)	Clover Investments, L.L.C., a Texas limited liability company;

(viii)	Michael C. Mewhinney;

(ix)	Samuel S. Moore; and

(x)	Thomas J. Donovan.

Item 2(b) Address of Principal Business Office, or, if none, Residence.

2100 McKinney Avenue Suite 1500 Dallas, Texas 75201

Item 2(c) Citizenship or Place of Organization.

(i)	Shamrock Master Fund, L.P., a British Virgin Islands limited partnership;

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(ii)	Castle Fund I, L.P., a Texas limited partnership;

(iii)	Castle Fund II, L.P., a Texas limited partnership;

(iv)	Island Fund, Ltd., a British Virgin Islands exempted company;

(v)	Island Fund II, Ltd., a British Virgin Islands exempted company;

(vi)	Clover Partners, L.P., a Texas limited partnership;

(vii)	Clover Investments, L.L.C., a Texas limited liability company;

(viii)	Michael C. Mewhinney, a United States citizen;

(ix)	Samuel S. Moore, a United States citizen; and

(x)	Thomas J. Donovan, a United States citizen.

Item 2(d) Title of Class of Securities.

Common Stock, $0.001 par value

Item 2(e) CUSIP Number.

560345308

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

☐	Broker or Dealer registered under Section 15 of the Act.

☐	Bank as defined in section 3(a)(6) of the Act.

☐	Insurance Company as defined in section 3(a)(19) of the Exchange Act.

☐	Investment Company registered under Section 8 of the Investment Company Act.

☒	Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

☐	Employee Benefit Plan or endowment fund in accordance with Rule 13D-1(b)(ii)(F).

☐	Parent Holding Company, in accordance with §240.13d-1(b)(1)(ii)(G).

☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

☐	Not Applicable.

Item 4 Ownership.

(a)	Amount beneficially owned:

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(i)	Shamrock may be deemed the beneficial owner of zero (0) shares.

(ii)	Fund I may be deemed the beneficial owner of zero (0) shares.

(iii)	Fund II may be deemed the beneficial owner of zero (0) shares.

(iv)	Island Fund may be deemed the beneficial owner of zero (0) shares.

(v)	Island Fund II may be deemed the beneficial owner of zero (0) shares.

(vi)	The GP may be deemed the beneficial owner of zero (0) shares.

(vii)	Clover may be deemed the beneficial owner of zero (0) shares.

(viii)	Michael C. Mewhinney may be deemed the beneficial owner of zero (0) shares.

(ix)	Samuel S. Moore may be deemed the beneficial owner of zero (0) shares.

(x)	Thomas J. Donovan may be deemed the beneficial owner of zero (0) shares.

(b)	Percent of class:

(i)	The number of shares of which Shamrock may be deemed to be the beneficial owner of constitutes approximately 0.0% of the total number of shares outstanding.

(ii)	The number of shares of which Fund I may be deemed to be the beneficial owner of constitutes approximately 0.0% of the total number of shares outstanding.

(iii)	The number of shares of which Fund II may be deemed to be the beneficial owner of constitutes approximately 0.0% of the total number of shares outstanding.

(iv)	The number of shares of which Island Fund may be deemed to be the beneficial owner of constitutes approximately 0.0% of the total number of shares outstanding.

(v)	The number of shares of which Island Fund II may be deemed to be the beneficial owner of constitutes approximately 0.0% of the total number of shares outstanding.

(vi)	The number of shares of which the GP may be deemed to be the beneficial owner of constitutes approximately 0.0% of the total number of shares outstanding.

(vii)	The number of shares of which Clover may be deemed to be the beneficial owner of constitutes approximately 0.0% of the total number of shares outstanding.

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(viii)	The number of shares of which Michael C. Mewhinney may be deemed to be the beneficial owner of constitutes approximately 0.0% of the total number of shares outstanding.

(ix)	The number of shares of which Samuel S. Moore may be deemed to be the beneficial owner of constitutes approximately 0.0% of the total number of shares outstanding.

(x)	The number of shares of which Thomas J. Donovan may be deemed to be the beneficial owner of constitutes approximately 0.0% of the total number of shares outstanding.

(c)	Number of shares as to which the person has:

Shamrock

(i)	Sole power to vote or to direct the vote:	0 shares

(ii)	Shared power to vote or to direct the vote:	0 shares

(iii)	Sole power to dispose or to direct the disposition of:	0 shares

(iv)	Shared power to dispose or to direct the disposition of:	0 shares

Fund I

(v)	Sole power to vote or to direct the vote:	0 shares

(vi)	Shared power to vote or to direct the vote:	0 shares

(vii)	Sole power to dispose or to direct the disposition of:	0 shares

(viii)	Shared power to dispose or to direct the disposition of:	0 shares

Fund II

(ix)	Sole power to vote or to direct the vote:	0 shares

(x)	Shared power to vote or to direct the vote:	0 shares

(xi)	Sole power to dispose or to direct the disposition of:	0 shares

(xii)	Shared power to dispose or to direct the disposition of:	0 shares

Island Fund

(xiii)	Sole power to vote or to direct the vote:	0 shares

(xiv)	Shared power to vote or to direct the vote:	0 shares

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(xv)	Sole power to dispose or to direct the disposition of:	0 shares

(xvi)	Shared power to dispose or to direct the disposition of:	0 shares

Island Fund II

(xvii)	Sole power to vote or to direct the vote:	0 shares

(xviii)	Shared power to vote or to direct the vote:	0 shares

(xix)	Sole power to dispose or to direct the disposition of:	0 shares

(xx)	Shared power to dispose or to direct the disposition of:	0 shares

The GP

(xxi)	Sole power to vote or to direct the vote:	0 shares

(xxii)	Shared power to vote or to direct the vote:	0 shares

(xxiii)	Sole power to dispose or to direct the disposition of:	0 shares

(xxiv)	Shared power to dispose or to direct the disposition of:	0 shares

Clover

(xxv)	Sole power to vote or to direct the vote:	0 shares

(xxvi)	Shared power to vote or to direct the vote:	0 shares

(xxvii)	Sole power to dispose or to direct the disposition of:	0 shares

(xxviii)	Shared power to dispose or to direct the disposition of:	0 shares

Michael C. Mewhinney

(i)	Sole power to vote or to direct the vote:	0 shares

(ii)	Shared power to vote or to direct the vote:	0 shares

(iii)	Sole power to dispose or to direct the disposition of:	0 shares

(iv)	Shared power to dispose or to direct the disposition of:	0 shares

Samuel S. Moore

(i)	Sole power to vote or to direct the vote:	0 shares

(ii)	Shared power to vote or to direct the vote:	0 shares

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(iii)	Sole power to dispose or to direct the disposition of:	0 shares

(iv)	Shared power to dispose or to direct the disposition of:	0 shares

Thomas J. Donovan

(v)	Sole power to vote or to direct the vote:	0 shares

(vi)	Shared power to vote or to direct the vote:	0 shares

(vii)	Sole power to dispose or to direct the disposition of:	0 shares

(viii)	Shared power to dispose or to direct the disposition of:	0 shares

Item 5 Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6 Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Not applicable.

Item 8 Identification and Classification of Members of the Group.

Not applicable.

Item 9 Notice of Dissolution of Group.

Not applicable.

Item 10 Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibit 1 Amended and Restated Joint Filing Agreement

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SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date: February 18, 2004

Shamrock Master Fund, L.P.

By:	Castle Fund I, L.P., a general partner

	By:	Clover Partners, L.P., its general partner

		By:	Clover Investments, L.L.C., its general partner

		By:	/s/ Michael C. Mewhinney

		Name:	Michael C. Mewhinney
		Title:	Manager

Castle Fund I, L.P.

By:	Clover Partners, L.P., general partner

	By:	Clover Investments, L.L.C., its general partner

	By:	/s/ Michael C. Mewhinney

	Name:	Michael C. Mewhinney
		Title:	Manager

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Castle Fund II, L.P.

By:	Clover Partners, L.P., general partner

	By:	Clover Investments, L.L.C., its general partner

	By:	/s/ Michael C. Mewhinney

	Name:	Michael C. Mewhinney
	Title:	Manager

Island Fund, Ltd.

By:	/s/ Michael C. Mewhinney

Name:	Michael C. Mewhinney
Title:	Director

Island Fund II, Ltd.

By:	/s/ Michael C. Mewhinney

Name:	Michael C. Mewhinney
Title:	Director

Clover Partners, L.P.

By:	Clover Investments, L.L.C., general partner

	By:	/s/ Michael Mewhinney

	Name:	Michael Mewhinney
	Title:	Manager

Clover Investments, L.L.C.

By:	/s/ Michael Mewhinney

Name:	Michael Mewhinney
Title:	Manager

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/s/ Michael C. Mewhinney

Michael C. Mewhinney

/s/ Samuel S. Moore

Samuel S. Moore

/s/ Thomas J. Donovan

Thomas J. Donovan

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